Exhibit (n)(3)

Consent

Pursuant to Rule 438 of Regulation C promulgated under the Securities Act of 1933, as amended, in connection with the Registration Statement on Form N-2 (as amended or supplemented, the “Registration Statement”) of CĪON Investment Corporation (the “Company”), the undersigned hereby consents to being named and described in the Registration Statement and in any and all amendments or supplements thereto to be filed with the U.S. Securities and Exchange Commission as a person to be appointed to serve as a director of the Company and to the filing or attachment of this Consent with such Registration Statement and any amendment or supplement thereto.

IN WITNESS WHEREOF, the undersigned has executed this Consent as of the 19th day of April, 2012.

/s/ Robert A. Breakstone

Name: Robert A. Breakstone